Exhibit 10.5

FORWARD INDUSTRIES, INC.

November 28, 2025

Ryan Navi

Via email

Dear Ryan,

We are very pleased to extend an offer of employment (this “Offer”) to you for the position of Chief Investment Officer of Forward Industries, Inc., a New York corporation (the “Company”) with an anticipated start date of December 1, 2025 (the “Effective Date”). This Offer is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

1. Position, Responsibilities & Reporting: During your employment with the Company, you will serve as Chief Investment Officer of the Company, reporting to the Interim Chief Executive Officer and the Board of Directors of the Company (the “Board”) until such time as a permanent chief executive officer commences employment with the Company, after which you will report exclusively to the Chief Executive Officer. Your duties will include such duties as reasonably assigned to you by the Chief Executive Officer or the Board consistent with your position as Chief Investment Officer. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

2. Employment Term; Location: Your employment will commence on the Effective Date and will continue “at will” until terminated by you or the Company, for any reason or no reason, subject to the terms of this Offer. Your principal place of employment will be your state of residence, and you will be expected to work remotely, subject to customary business travel as required in order to satisfy your duties to the Company.

3. Base Salary. In consideration of your services, you will be paid a base salary of $400,000 (four hundred thousand dollars) per year, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

4. Annual Bonus. For each fiscal year of the Company during your employment, you will be eligible to receive annual bonus (the “Annual Bonus”) with a target opportunity of $200,000 (two hundred thousand dollars). The Annual Bonus will be subject to the terms and performance conditions determined by the Board or a duly authorized committee of the Board and will be payable on the date annual bonuses are paid to other executive officers of the Company, subject to your continued employment in good standing with the Company through the applicable payment date.

5. Equity Incentives. In consideration for your services to the Company, you will be eligible to receive an equity award pursuant to the terms and conditions set forth on the Attachment to this Offer.

6. Benefits; Paid Time Off. You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s executives, subject to the terms and conditions of such plans and programs. You will be entitled to paid vacation in accordance with the Company’s policies in effect from time to time. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

7. Termination of Employment. If your employment is terminated by you without Good Reason, or by the Company with Cause, you will only be eligible to receive any accrued but unpaid wages through the date of termination, any vested benefits under the Company’s employee benefit plans and reimbursement of business expenses properly incurred in accordance with Company policy.

1

a. If the Company terminates your employment without Cause or you resign for Good Reason the Company will: (i) give you a severance of (x) $500,000.00 if your employment is terminated within one year of the Effective Date; or (y) an amount equal to six months of your then applicable base salary plus one-half the amount of your bonus for the preceding year, if your employment is terminated thereafter, in a lump sum within fourteen days after the Release (defined below) becomes effective; and (ii) if you timely elect to continue your group health benefits under the Consolidated Omnibus Reconciliation Act or applicable state law (collectively referred to as “COBRA”), the Company shall pay your COBRA premiums for the twelve-month period following the termination of your employee group health benefits (the foregoing collectively referred to a “Severance Benefits”). The foregoing provisions shall prevail over the provisions of the Plan (defined below) and of any award agreement.

b. In the event your employment is terminated without Cause or you resign for Good Reason and, as a result, your employment terminates within 12 months after a Change in Control of the Company, as that term is defined in the Company’s 2021 Equity Incentive Plan, then the vesting of all time based-equity and option grants shall accelerate and all such unvested equity and option grants shall vest at the time of the Change in Control. The foregoing provisions shall prevail over any contrary provisions of the Plan (defined below) and of any award agreement issued by the Plan.

c. For purposes of this Agreement, “Cause,” shall mean: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States, any state thereof, or any applicable foreign jurisdiction; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company or any Affiliate; (iii) your material breach of this Agreement, provided such breach is not cured within thirty (30) days of your receipt of written notice specifically describing the alleged breach; or (iv) your unauthorized use or disclosure of the Company's or any Affiliate's confidential information or trade secrets; or (v) your gross misconduct.

d. For purposes of this Agreement, “Good Reason” shall mean: (i) the Company’s material breach of this Agreement including any material failure to pay any salary or bonus, provide any employee benefit or make any grant required under this Agreement; (ii) imposition of any requirement that you routinely report to an office more than 25 (twenty-five) miles from your current home office; (iii) any reduction in your base salary or target bonus; or (iv) material diminution of your duties or title, including imposition of any requirement that you report to any Company official other than the Company’s Chief Executive Officer. In order to resign for Good Reason, you must give written notice to the Company specifically describing any Good Reason condition within ninety (90) days of when it first arises, allow the Employer thirty (30) days to cure such condition, and resign your employment effecting within fourteen (14) days after the end of the 30-day cure period. If you fail to terminate your employment within 14 days after the end of the cure period, you will be deemed to have waived the Good Reason condition(s) of which you gave the Company notice.

e. In order to receive the Severance Benefits, you must sign a general release agreement waiving all claims you may have against the Company arising from or concerning your employment or the termination thereof (the “Release”) except any rights to any vested benefits under any benefit plan including the Plan or any successor Plan, any claims that cannot be waived by law, or any claims or rights to indemnification, or insurance, from the Company, under the Company’s articles of incorporation, bylaws, or any agreement with the Company.

8. Restrictive Covenants; Arbitration. As a condition to your employment, you will be required to submit to a customary background check and references, and execute (and not revoke) a restrictive covenants agreement provided by the Company, which will include customary terms, including with respect to confidentiality and assignment of intellectual property rights. All disputes or claims that you may have under this Offer or otherwise related to your employment with the Company will be subject to final, binding and confidential arbitration held in New York, New York and conducted by JAMS Mediation, Arbitration and ADR Service under its rules and procedures, and the arbitrator will have the right to compel adequate discovery and award relief as permitted by law. You hereby waive your right to resolve any such disputes through trial by jury, judge or administrative proceeding. Each party will bear its own costs, including legal fees, related to the arbitration and one-half of the costs of the arbitrator. Notwithstanding the foregoing, you and the Company will be permitted to seek injunctive relief in court in order to prevent irreparable harm pending the conclusion of any such arbitration, you will not be required to arbitrate any claims which by law cannot be the subject of a compulsory arbitration agreement, and nothing precludes you from filing charges with the federal EEOC or similar state or local agency.

2

9. Taxes. Your compensation and benefits received from the Company or any of its affiliates will be subject to applicable tax withholding and deductions. If you were to receive any payment or benefit from the Company or any of its affiliates that would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), then, to the extent any excise tax under Section 4999 of the Code applies to such payment or benefit, the payment or benefit will be reduced to an amount that would result in no such excise tax, only if the after-tax amount is greater to you than if no reduction had occurred (after taking into account all applicable taxes). Payments provided to you under this Offer are intended to be either exempt from or comply with Section 409A of the Code (“Section 409A”) and will be interpreted accordingly, and any payments or benefits provided to you in installments will be deemed to be separate payments for purposes of Section 409A. To the extent necessary to avoid the imposition of an excise tax under Section 409A, any payments or other benefits provided to you may be paid no earlier than six months and one day after your separation from service (or earlier upon your death), and all payments that constitute deferred compensation under Section 409A and are payable to you upon your termination of employment shall only be paid if your termination constitutes a “separation from service” under Section 409A.

10. Clawback. Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its reasonable discretion and in accordance with any applicable law or regulation.

11. Assignment; Entire Agreement: Except as otherwise agreed by you, this Offer is assignable solely by the Company to its successors as a result of a merger, or sale of substantially all the Company’s assets; provided, however, that while providing services to the Company, your employer of record may be the Company or any of its affiliates. This Offer, together with the Attachment and the restrictive covenants agreement referenced herein, constitutes the entire agreement and understanding between you and the Company and supersedes any prior understandings, agreements or representations.

12. Amendment; Termination; Severability; Counterparts: This Offer may only be amended by mutual written agreement between you and the Company. Any provision of this Offer, or the restrictive covenants agreement, that is held to be invalid, illegal or unenforceable shall not affect the validity, legality and enforceability of any remaining provisions. This Offer may be executed in counterparts, including by electronic signature, each which will constitute the same instrument.

13. Governing Law: This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter.

Yours sincerely,

/s/ Michael Pruitt

By: Michael Pruitt

Title: Interim Chief Executive Officer

Forward Industries, Inc.

RYAN NAVI

/s/ Ryan Navi

Ryan Navi

3

ATTACHMENT

In consideration for your services to the Company, you will be eligible to receive certain grants of equity awards under the Company’s 2021 Equity Incentive Plan (as may be amended or restated from time to time, the “Plan”) in accordance with the terms and conditions set forth below.

Approvals:	All grants of equity awards will be subject to:

(i)	approval by the Board or a duly authorized committee of the Board;

(ii)	the availability of sufficient shares of the Company’s common stock (“Shares”) under the Plan or approval by the stockholders of the Company of an amendment to the Plan increasing the number of Shares available for issuance under the Plan; and

(iii)	your execution of any award agreements or other documentation reasonably required by the Company.

Stock Options:	Subject to the conditions set forth above, you will be eligible to receive two grants of options to purchase Shares (“Options”) as set forth below:

(i)	A number of Options equal to 0.150% of the fully diluted Shares outstanding as of the grant date with an exercise price per Share equal to 200% of the Fair Market Value of a Share.

(ii)	A number of Options equal to 0.150% of the fully diluted Shares outstanding as of the grant date with an exercise price per Share equal to 300% of the Fair Market Value of a Share.

The Options will vest 25% on the first anniversary of the grant date and in 12 equal quarterly installments thereafter and will have a 10-year term.

RSUs:	Subject to the conditions set forth above, you will be eligible to receive a number of restricted stock units with respect to Shares (“RSUs”) equal to 0.325% of the fully diluted Shares outstanding as of the grant date.

The RSUs will vest 25% on the first anniversary of the grant date and in 12 equal quarterly installments thereafter.

PSUs:	Subject to the conditions set forth above, you will be eligible to receive two grants of performance-vesting RSUs (“PSUs”) as set forth below:

(i)	A number of PSUs equal to 0.125% of the fully diluted Shares outstanding as of the grant date that vest, if at all, subject to the Company holding 0.075 SOL per Share outstanding (which is equal to (A) 1.25 multiplied by (B) the quotient obtained by dividing (x) the amount of SOL purchased by the Company with proceeds from its private investment in public equity financing (the “PIPE”) (6,822,000 SOL) by (y) the number of fully diluted Shares outstanding as of the closing of the PIPE (113,196,340 Shares).

4

(ii)	A number of PSUs equal to 0.125% of the fully diluted Shares outstanding as of the grant date that vest, if at all, subject to the Company holding 0.090 SOL per Share outstanding equal to (A) 1.5 multiplied by (B) the quotient obtained by dividing (x) the amount of SOL purchased by the Company with proceeds from the PIPE (6,822,000 SOL) by (y) the number of fully diluted Shares outstanding as of the closing of the PIPE (113,196,340 Shares).

(iii)	A number of PSUs equal to 0.125% of the fully diluted Shares outstanding as of the grant date that vest, if at all, subject to the Company holding 0.105 SOL per Share outstanding (which is equal to (A) 1.75 multiplied by (B) the quotient obtained by dividing (x) the amount of SOL purchased by the Company with proceeds from its private investment in public equity financing (the “PIPE”) (6,822,000 SOL) by (y) the number of fully diluted Shares outstanding as of the closing of the PIPE (113,196,340 Shares).

(iv)	A number of PSUs equal to 0.125% of the fully diluted Shares outstanding as of the grant date that vest, if at all, subject to the Company holding 0.121 SOL per Share outstanding (which is equal to (A) 2.00 multiplied by (B) the quotient obtained by dividing (x) the amount of SOL purchased by the Company with proceeds from its private investment in public equity financing (the “PIPE”) (6,822,000 SOL) by (y) the number of fully diluted Shares outstanding as of the closing of the PIPE (113,196,340 Shares).

Changes in Capitalization:	In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, other reorganization or corporate transaction or event, special or extraordinary dividend or other extraordinary distribution, stock split, reverse stock split, subdivision, consolidation, combination or exchange of shares or another change in corporate structure affecting the common stock of the Company, the number and kind of securities subject to the Options, RSUs and PSUs, strike prices applicable to the Options and the performance goals applicable to the PSUs will be equitably substituted or proportionately adjusted.

Other Terms and Conditions:	All awards vest subject to your continued employment with the Company on the applicable vesting date. All other terms and conditions applicable to the Options, RSUs and PSUs described herein will be subject to the terms of the Plan and the applicable award agreement.

5